Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RETO ECO-SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $0.001 par value per share	457(c) and 457(h)	7,169,944	(2)	$0.41375	$2,966,564	0.00011020	$326.92
Total Offering Amounts						$2,966,564		$326.92
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$326.92

(1)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($0.4398) and low price ($0.3877) for the Registrant’s Common Share as reported on the Nasdaq Capital Market on March 2, 2023, which date is within five business days prior to filing this Registration Statement.
(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall cover Registrant’s additional Common Shares that become issuable under the ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Shares.